Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Contacts
Investor Relations                                                                                                     Trade Relations
Kathleen Makrakis                                                                                                     Betty LaBaugh
Director of Investor Relations                                                                                  Public Relations Manager
203-485-7534, ext. 1432                                                                                               603-594-8585, ext. 3441
kmakrakis@presstek.com                                                                                          blabaugh@presstek.com

Presstek Appoints Frank D. Steenburgh to Board of Directors

Digital Printing and Publishing Pioneer Strengthens Strategic and Operational Talent of Board of Directors

HUDSON, N.H. – April 8, 2008 – Presstek, Inc. (Nasdaq: PRST), the leading manufacturer and marketer of digital offset business solutions, today announced that Frank D. Steenburgh has been appointed to Presstek's Board of Directors. Mr. Steenburgh, who has more than 25 years of senior management experience in digital printing, will focus on helping Presstek expand its role in the growing digital color printing market.

Mr. Steenburgh retired from Xerox Corporation in 2005 as the Senior Vice President, Business Growth. He joined Xerox in 1967 and held a range of management positions. He was responsible for growing Xerox’s $4.5 billion production business, with a strong focus on digital color, in his most recent position. He currently serves as the Chief Marketing Officer at ColorCentric Corporation.

“I am thrilled to welcome Frank to our Board,” said Jeff Jacobson, Presstek President and Chief Executive Officer.  “Frank is one of the most respected and experienced leaders in the graphic arts industry. He brings a breadth of global industry experience and vision and will provide tremendous input towards our evolving digital growth strategies. We welcome his many insights as we capitalize on our growth opportunities and build a sustainable profit orientated company.”

“Presstek has a strong history of innovation and is an established leader in digital offset printing,” said Frank Steenburgh. “I look forward to joining the board and providing counsel that will help shape the future direction of the company.”

About Presstek
Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

DI is a registered trademark of Presstek, Inc.

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